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                                                                    EXHIBIT 23.1



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


        We consent to the reference to our firm under the captions "Summary Historical Financial Information," "Selected Historical Consolidated Financial Information" and "Experts" and to which the use of our reports dated
February 21, 1997, except for Note 4, as to which the date is March 26, 1997, and Note 9, as to which the date is November 21 1997, in the Registration Statement (Form S-4 No. 333-33787) and related Prospectus of Alliance Imaging, Inc. to be filed with the Securities and Exchange Commission on or about November 21, 1997.







                                                /S/ ERNST & YOUNG LLP



Orange County, California
November 21, 1997